Exhibit 99.2

HAVOC Signs Celebrity Strongman Competitor Jon Andersen

DALLAS, Sep 25, 2007 (BUSINESS WIRE) -- HAVOC Energy Drink, announced today the endorsement of Jon Andersen, a world renowned strongman competitor. HAVOC is owned and distributed by American Enterprise Development Corporation (OTC:AEND).

Jon Andersen is perhaps one of the most powerful and feared competitors in strongman today. The 6'-0", 300-pounder from Novato, California is relatively new to the pro strongman scene, having earned his pro card in 2003. Andersen has continued to impress at his last competition in 2006 at the US Nationals in Columbia, SC; Jon placed 2nd overall and put on a great show. Jon has had many celebrity appearances ranging from "Life Beyond Limits" with CNN's Dr. Sanjay Gupta to a 2006 Super Bowl Ad for ESPN mobile. More information is available at: www.jon-andersen.com.

"HAVOC is very excited about this dynamic partnership with Jon Andersen," stated CK Williams, CEO of HAVOC Energy Drink. "This is going to help diversify our current marketing strategy and help us reach a much larger part of the current demographic. Jon Andersen DISRUPTS THE ORDINARY, just like HAVOC and that is why this is such a perfect fit for our company," he concluded.

HAVOC recently asked Jon Andersen how he became such a successful extreme athlete. He said, "I tell people if you take five years of your life and truly commit yourself to any one thing, at the end of the time, you're going to have some major results."

"This is exactly the type of commitment and work ethic that HAVOC has come to expect from itself and its partners. Jon Andersen disrupts the logical limits and concepts of human strength. He is one of only a few elite professional strongmen in the world that have a body tipping the scale at more than 300 pounds. Jon is a great competitor and will add strength and vitality to our HAVOC Energy Drink brand," stated Brim Basom Director of Business Development for HAVOC Energy Drink.

HAVOC is owned by American Enterprise Development Corp. (OTC:AEND). More information is available at our Web site: http://www.havocenergy.com.

HAVOC Distribution, Inc. is based in Dallas, Texas. It develops, manufactures and distributes energy drink products through strong affiliations with collegiate universities and conferences, professional sports franchises and corporate alliances. American Enterprise Development is represented by Sports Media, Inc.

Safe Harbor Statement:

This news release contains certain "forward looking statements" within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934. Although the Company believes the expectations reflected in such forward looking statements are reasonable, it can provide no assurance that actual results will meet or exceed such expectations.

SOURCE: American Enterprise Development Corporation

CONTACT:	American Enterprise Development Corporation
Brim Basom, 972-418-0225 Fax: 972-418-8558 sales@havocenergy.com